Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2016, relating to the consolidated financial statements and financial statement schedule of Canadian Pacific Railway Limited and subsidiaries, and the effectiveness of Canadian Pacific Railway Limited and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Canadian Pacific Railway Limited for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Calgary, Canada

November 1, 2016